Exhibit 99.1

WASTE INDUSTRIES USA, INC. Announces Purchase/Sale With Waste Connections, Inc.

Raleigh, NC, Thursday, December 2, 2004 /PRNewswire/ — Waste Industries USA, Inc. (NASDAQ: WWIN), a regional, non-hazardous solid waste services company, today announced the closing of an asset swap transaction with Waste Connections, Inc.

Under the terms of the agreement, Waste Industries purchased Waste Connection’s hauling, transfer station and MSW landfill operations located in the north and northwestern suburbs of Atlanta. Simultaneously Waste Industries sold to Waste Connections its hauling and C&D landfill operations in the greater Memphis, TN market and its hauling and transfer station operation in Crossville, TN, which includes an early stage MSW landfill development project in a neighboring county. Customers are being notified and should experience no interruption of service. Both sides of the transaction produced revenues of approximately $12 million per year.

Mr. Ven Poole, Vice President of Corporate Development for the Company stated, “The deal makes a lot of sense for both companies from an efficiency and internalization standpoint. It should enable us to more fully integrate our Atlanta operations as well as increase the percentage of revenues we derive from landfill operations both of which are long stated goals of our Company.”

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Georgia, Tennessee, Mississippi, and Florida.

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as managing acquisition growth, economic trends, risks in the development and operation of landfills and weather conditions that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements.